                                                                       EXHIBIT 4

                                ESCROW AGREEMENT

         THE ESCROW AGREEMENT, dated as of March 5, 2001 (the "Agreement"), among Brigham Exploration Company, a Delaware corporation ("Brigham"), DLJ Merchant Banking Partners III, LP, a Delaware limited partnership ("MBP"), DLJ Offshore Partners III, CV, a Netherlands Antilles limited partnership ("Offshore"), DLJMB Funding III, Inc., a Delaware corporation ("MB"), and DLJ ESC II, LP, a Delaware limited partnership ("ESC,") and collectively with MBP, Offshore and MB (the "Investors") and The Chase Manhattan Bank, a New York State Bank, corporation (the "Escrow Agent").

                              WITNESSETH:

         WHEREAS, Brigham and the Investors have entered into a Securities Purchase Agreement of even date herewith (the "Securities Purchase Agreement") pursuant to which Brigham is issuing and selling to the Investors and the Investors are purchasing from Brigham an aggregate of 500,000 shares of Brigham's Series A Preferred Stock (the "Shares") and warrants to acquire 2,105,263 shares of Brigham's Common Stock (the "Warrants");

         WHEREAS, under Nasdaq rules, the Warrants may not be exercisable until after approval of the Warrants and the issuance of the Warrants to the Investors has been obtained from Brigham's stockholders;

         WHEREAS, pursuant to the Securities Purchase Agreement, Brigham has covenanted and agreed to submit for stockholder approval at its annual stockholders' meeting, to be held on or before May 31, 2001, the Warrants and the issuance of the Warrants to the Investors;

         WHEREAS, certain stockholders of Brigham have entered into a Stockholders Voting Agreement dated March 1, 2001 (the "Stockholders Voting Agreement"), pursuant to which they have agreed to vote all of the shares of Brigham Common Stock held by them on the record date for Brigham's annual stockholders' meeting to approve the Warrants and the issuance of the Warrants and the terms thereof;

         WHEREAS, the stockholders that are parties to the Stockholders Voting Agreement currently hold a majority of the outstanding shares of Brigham Common Stock, but if a sufficient number of currently exercisable options, warrants or other convertible securities were exercised or converted into Brigham Common Stock on or before the record date for the Brigham annual stockholders' meeting, such stockholders could hold less than a majority of the shares of Brigham Common Stock outstanding on the record date for such meeting;

         WHEREAS, in order to avoid the release of the purchase price for the Shares and Warrants to Brigham and of the Shares and the Warrants to the Investors prior to ensuring that such stockholder approval will be obtained, Brigham and the Investors have agreed pursuant to the Securities Purchase Agreement to escrow the purchase price, the Shares and the Warrants pursuant to the terms hereof;

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein and in the Securities Purchase Agreement and intending to be legally bound hereby, the parties hereby agree as follows:

1. Appointment and Agreement of Escrow Agent. Brigham and the Investors hereby appoint the Escrow Agent to serve as, and the Escrow Agent hereby agrees to act as, escrow agent upon the terms and conditions of this Agreement.

2. Establishment of the Escrow Fund. The Investors shall deliver to the Escrow Agent the amounts reflected opposite their names below and such amounts are referred to herein collectively as the "Escrow Amount":


                                                         PERCENTAGE
                                                          OWNERSHIP
                                                         ----------
          MBP                   $7,181,440.00              72.54
          Offshore                 303,079.00               3.06
          MB                       667,141.00               6.74
          ESC                   $1,748,340.00              17.66
                                =============              =====
          TOTAL                 $9,900,000.00                100%


         The Escrow Agent shall hold the Escrow Amount and all interest and other amounts earned thereon (the "Escrow Fund") in escrow pursuant to this Agreement in account no. 5503001 21451-00 at The Chase Manhattan Bank -- Houston, Texas, ABA No. 113000609, Trust Clearing Account No. 00101606270 (the "Escrow Account").

3. Deposit of Shares and Warrants. Brigham shall deliver to Escrow Agent on the date hereof certificates representing the shares of Brigham Preferred Stock (collectively referred to as the "Shares") and Warrant Certificates to purchase shares of Brigham Common Stock (collectively referred to as the "Warrants") issued in the names of the Investors in amounts reflected opposite their names below:


                                  PREFERRED
       INVESTOR                     STOCK          WARRANTS
       --------                   ---------        ---------
       MBP                        362,699          1,527,154
       Offshore                    15,307             64,451
       MB                          33,694            141,869
       ESC                         88,300            371,789
                                  =========        =========
         TOTAL                    500,000          2,105,263


         The Shares and Warrants are referred to herein collectively with the Escrow Fund as the "Escrow Property." The Escrow Agent shall hold the Shares and Warrants, together with the Escrow Fund, in the Escrow Account.

4. Distributions of the Escrow Property. The Escrow Agent shall distribute the Escrow Property in accordance with the following provisions:

         (a) The Escrow Agent shall release the Shares and Warrants to the Investors, and shall release the Escrow Fund to Brigham, upon receipt of a certificate executed by the Investors and Brigham stating either of the following:

                  (i)      That

                           (A) Brigham filed preliminary proxy materials with the Securities and Exchange Commission (the "SEC") in accordance with applicable rules under the Exchange Act seeking stockholder approval at Brigham's annual stockholders meeting to be held on or before May 31, 2001 (the "Annual Meeting") of the matters described in the Stockholders' Voting Agreement dated as of March 1, 2001 by and among Brigham and certain of its stockholders (the "Stockholders' Voting Agreement"), as more fully described in Section 5.7 of the Securities Purchase Agreement,

                           (B) either (1) the SEC has notified Brigham (whether orally or in writing) that it will not review such proxy materials (which notice, if telephonic, shall be certified to the Investors by Brigham in writing),
                           (2) the SEC has notified Brigham that it will review such proxy materials, the SEC has completed such review and Brigham has responded to all comments from the SEC to the SEC's satisfaction, or (3) as of the date of mailing of the proxy materials to stockholders of Brigham, Brigham has not received any notice, written or otherwise, from the SEC that the SEC intends to review such proxy materials and upon the occurrence of any of the events described in subsection (1), (2) or (3) above, Brigham shall promptly certify the occurrence of such event in writing to the Investors; and

                           (C) as of the record date for the annual meeting to be held in accordance with Section 5.7 of the Securities Purchase Agreement, the parties to the Stockholders' Voting Agreement held at least a majority of the outstanding shares of Common Stock of Brigham; or


                  (ii) That holders of a majority of the outstanding shares of Common Stock have voted in favor of the matters described in the Stockholders' Voting Agreement at the Annual Meeting.

         (b) The Escrow Agent shall release the certificates representing all of the Shares and Warrants to Brigham, and shall release the Escrow Fund to the Investors in the amounts reflected in
                  Section 2 hereof, upon receipt of a certificate executed by the Investors and Brigham stating that holders of a majority of the outstanding shares of Common Stock have failed to vote in favor of the matters described in the Stockholders' Voting Agreement at the Annual Meeting.

         (c) The Escrow Agent shall release the certificates representing the applicable Shares and Warrants, and shall release the Escrow Fund, as set forth in either paragraph

                  (a) or (b) above upon receipt of a certificate as set forth in paragraph (a) or (b), respectively, signed by only Brigham or the Investors, if (i) the party signing such certificate also certifies that they have provided a copy of such certificate to the other parties to this Agreement in accordance with the notice provisions hereof and (ii) ten (10) calendar days shall have elapsed between the date on which the Escrow Agent shall have received the certificate required by paragraph (a) or (b) and the Escrow Agent shall not have received any notice in accordance with the notice provisions hereof from another party to this Agreement protesting or otherwise disputing, challenging or disagreeing with any assertion contained in the certificate.

         (d) In the event of any dispute under paragraph (c) above, Brigham and the Investors have agreed to resolve such dispute by binding arbitration pursuant to Section 10.8 of the Securities Purchase Agreement. Upon receipt of a certificate from the prevailing party directing the Escrow Agent to make a distribution of the Shares, Warrants, and Escrow Fund, all as specified in such certificate, which certificate is accompanied by an arbitral order or award which states on its face that it is rendered pursuant to the Securities Purchase Agreement and provides for such distribution as set forth in the certificate, the Escrow Agent shall distribute such Shares, Warrants, and Escrow Fund as directed by such certificate and final arbitral order or award. Any such certificate and final arbitral order or award shall override any notice or other document received by the Escrow Agent pursuant to paragraph (c) above, except to the extent that Escrow Agent has previously acted in accordance with the terms of paragraphs (a) or (b) above.

         (e) In the event that the Escrow Agent has not received a certificate under paragraph (a), (b), (c) or (d) on or before June 15, 2001 (the "Expiration Date"), the Escrow Agent shall release the certificates representing the applicable Shares and Warrants to Brigham, and shall release the Escrow Fund to the Investors in the amounts reflected in Section 2 hereof, upon receipt of a certificate on or after June 15, 2001 executed by the Investors requesting such distribution.

         (f) Brigham and the Investors agree to deliver to the Escrow Agent the certificates and such other instructions as may be required hereunder in order to implement the provisions of this Section 3.

5. Liquidation of the Escrow Fund. Whenever the Escrow Agent shall be required to make payment from the Escrow Fund, the Escrow Agent shall pay such amounts by liquidating the investments of the Escrow Fund, as the case may be, to the extent necessary to pay such amounts in full and in cash.

6.       Maintenance of the Escrow Property: Termination of the Escrow Account.

         (a) The Escrow Agent shall continue to maintain the Shares and Warrants in the Escrow Account until the earlier of (i) the time at which there shall be no funds in such Escrow Account; and (ii) the termination of this Agreement.

         (b) Notwithstanding any other provision of this Agreement to the contrary, at any time prior to the termination of the Escrow Account, the Escrow Agent shall, if so instructed in a writing signed by Brigham and the Investors, distribute the Escrow Property and pay from the Escrow Fund, as instructed, to Brigham and the Investors, as directed in such writing, the amount of Shares, Warrants and cash so instructed (and if such cash is not available, shall liquidate such investments of the Escrow Fund as are necessary to make such payment).

7.       Investment of Escrow Fund.

         (a) The Escrow Agent shall invest and reinvest moneys on deposit in the Escrow Fund, unless joint written notice to the contrary is received from Brigham and the Investors, in any combination of the following:

                  (i) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or readily marketable obligations unconditionally guaranteed by the full faith and credit of the Government of the United States;

                  (ii) insured certificates of deposit of, or time deposits with, any commercial bank that is a member of the Federal Reserve System and which issues (or the parent of which issues) commercial paper rated as described in clause (c), is organized under the laws of the United States or any State thereof and has combined capital ad surplus of at least USD 1,000,000,000; or

                  (iii) commercial paper in an aggregate amount of no more than USD 1,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States, rated at least "Prime- I" (or the then equivalent grade) by Moody's Investors Services, Inc. or "A-I" (or the then equivalent grade) by Standard & Poors, Inc., or
                           (d) a mutual fund whose underlying investments are represented by investments described in (i), (ii),
                           (iii) or a mutual fund rated "AAA."

         (b) Initially the Escrow Agent shall invest and reinvest the Escrow Fund in the FIDELITY PRIME NO. 76 MONEY MARKET FUND, unless otherwise instructed in writing by Brigham and Investors. Such written instructions, if any, referred to in the foregoing sentence shall specify the type and identity of the investments to be purchased and/or sold and shall also include the name of the broker-dealer, if any, which Brigham and the Investors direct the Escrow Agent to use in respect of such investment, any particular settlement procedures required, if any (which settlement procedures shall be consistent with industry standards and practices), and such other information as the Escrow Agent may require. The Escrow Agent shall not be liable for failure to invest or reinvest funds absent sufficient written direction. Unless the Escrow Agent is otherwise directed in such written instructions, the Escrow Agent may use a broker-dealer of its own selection, including a broker-dealer owned by or affiliated with the Escrow Agent or any of its affiliates. The Escrow Agent or any of its affiliates may receive compensation with respect to any investment directed hereunder. It is expressly agreed and understood by the parties hereto that the Escrow Agent shall not in any way whatsoever be liable for losses on any investments, including, but not limited to, losses from market risks due to premature liquidation or resulting from other actions taken pursuant to this Agreement.

         (c) Receipt, investment and reinvestment of the Escrow Fund shall be confirmed by the Escrow Agent as soon as practicable by an account statement, and any discrepancies in any such account statement shall be noted by Brigham and the Investors to the Escrow Agent within 60 calendar days after receipt thereof. Failure to inform the Escrow Agent in writing or any other discrepancies in any such account statement within said 60-day period shall conclusively be deemed confirmation of such account statement in its entirety. For purposes of this
                  Section 7(c) each account statement shall be deemed to have been received by the party to whom directed on the earlier to occur of (i) actual receipt thereof and (ii) three business days after the deposit thereof in the United States Mail, postage prepaid.

8. Tax Matters. Brigham and the Investors shall provide the Escrow Agent with their respective taxpayer identification numbers documented by a Form W8 or Form W9 (or, in the case of Offshore such other form as may be appropriate for a foreign company which is not a tax paying company in the United States) upon execution of this Agreement. Failure to so provide such forms may prevent or delay disbursements from the Escrow Fund and may also result in the assessment of a penalty and the Escrow Agent's being required to withhold tax on any interest or other income earned on the Escrow Fund. Any payments of income shall be subject to applicable withholding regulations then in force in the United States or any other jurisdiction, as applicable.

9. Assignment of Rights to the Escrow Fund; Assignment of Obligations; Successors. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the other parties hereto (which consent, may be granted or withheld in the sole discretion of such other parties). This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns.

10.      Escrow Agent.

         (a) Except as expressly contemplated by this Agreement or by joint written instructions from Brigham and the Investors, the Escrow Agent shall not sell, transfer or otherwise dispose of in any manner any portion of the Escrow Fund, except pursuant to an order of a court of competent jurisdiction.

         (b) The duties and obligations of the Escrow Agent shall be determined solely by this Agreement, and the Escrow Agent shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement.

         (c) In the performance of its duties hereunder, the Escrow Agent shall be entitled to rely upon any document, instrument or signature believed by it in good faith to be genuine and signed by any party hereto or an authorized officer or agent thereof, and shall not be required to investigate the truth or accuracy of any statement contained in any such document or instrument. The Escrow Agent may assume that any person purporting to give any notice in accordance with the provisions of this Agreement has been duly authorized to do so.

         (d) The Escrow Agent shall not be liable for any error of judgment, or any action taken, suffered or omitted to be taken, hereunder except in the case of its gross negligence, bad faith or willful misconduct. The Escrow Agent may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

         (e) The Escrow Agent shall have no duty as to the collection or protection of the Escrow Fund or income thereon, nor as to the preservation of any rights pertaining thereto, beyond the safe custody of any such funds actually in its possession.

         (f) As compensation for its services to be rendered under this Agreement, the parties hereby agrees to pay Escrow Agent for its services hereunder in accordance with Escrow Agent's fee schedule as set forth in Exhibit A, as in effect from time to time and to pay all expenses incurred by Escrow Agent in connection with the performance of its duties and enforcement of its rights hereunder and otherwise in connection with the preparation, operation, administration and enforcement of this Escrow Agreement, including, without limitation, attorneys' fees, brokerage costs and related expenses incurred by Escrow Agent. In addition the Escrow Agent shall be reimbursed upon request for all expenses, disbursements and advances, including reasonable fees of outside counsel, if any, incurred or made by it in connection with the preparation of this Agreement and the carrying out of its duties under this Agreement. All such fees and expenses shall be charged to the Escrow Account.

         (g) Brigham and the Investors hereby jointly and severally indemnify the Escrow Agent, its officers, directors, partners, employees and agents (each herein called an "Indemnified Party") against, and holds each Indemnified Party harmless from, any and all expenses, including, without limitation, attorneys' fees and court costs, losses, costs, damages and claims, including, but not limited to, costs of investigation, litigation and arbitration, tax liability and loss on investments suffered or incurred by any Indemnified Party in connection with or arising from or out of this Agreement, except such acts or omissions as may result from the willful misconduct or negligence of such Indemnified Party.

         (h) The Escrow Agent may at any time resign by giving twenty business days' prior written notice of resignation to Brigham and the Investors. Brigham and the

                  Investors may at any time jointly remove the Escrow Agent by giving ten (10) business days' written notice signed by each of them to the Escrow Agent. If the Escrow Agent shall resign or be removed, a successor Escrow Agent, which shall be a bank or trust company having its principal executive offices in Houston, Texas, and which shall be appointed by Brigham and the Investors by written instrument executed by Brigham and the Investors and delivered to the Escrow Agent and to such successor Escrow Agent and, thereupon, the resignation or removal of the predecessor Escrow Agent shall become effective and such successor Escrow Agent, without any further act, deed or conveyance, shall become vested with all right, title and interest to all cash and property held hereunder of such predecessor Escrow Agent, and such predecessor Escrow Agent shall, on the written request of Brigham, the Investors or the successor Escrow Agent, execute and deliver to such successor Escrow Agent all the right, title and interest hereunder in and to the Escrow Fund of such predecessor Escrow Agent and all other rights hereunder of such predecessor Escrow Agent. If no successor Escrow Agent shall have been appointed within twenty (20) Business Days of a notice of resignation by the Escrow Agent, the Escrow Agent's sole responsibility shall thereafter be to hold the Escrow Fund until the earlier of its receipt of designation of a successor Escrow Agent, a joint written instruction by Brigham and the Investors and termination of this Agreement in accordance with its terms.

         (i) Should any dispute arise involving the parties hereto or any of them or any other person, firm or entity with respect to this Escrow Agreement or the Escrow Fund, or should a successor Escrow Agent fail to be designated as provided in
                  Section 10 hereof, or if Escrow Agent should be in reasonable doubt as to what action to take, Escrow Agent shall have the right, but not the obligation, either to (a) withhold delivery of the Escrow Fund until the dispute is resolved, the conflicting demands are withdrawn or its doubt is resolved or
                  (b) institute a petition for interpleader in any court of competent jurisdiction to determine the rights of the parties hereto. Should a petition for interpleader be instituted, or should Escrow Agent be threatened with litigation or become involved in litigation or binding arbitration in any manner whatsoever in connection with this Agreement or the Escrow Property, Brigham and the Investors hereby jointly and severally agree to reimburse Escrow Agent for its attorneys' fees and any and all other expenses, losses, costs and damages incurred by Escrow Agent in connection with or resulting from such threatened or actual litigation or arbitration prior to any disbursement hereunder. In the event Escrow Agent is a party to any dispute, Escrow Agent shall have the additional right to refer such controversy to binding arbitration in Houston, Harris County, Texas.

         (j) In the event funds transfer instructions are given (other than in writing at the time of execution of the Agreement), whether in writing, by telefax, or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule A hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by the Escrow Agent. The parties to this Agreement acknowledge that such security procedure is commercially reasonable. It is understood that the Escrow Agent and the beneficiary's bank in any funds transfer may rely solely upon any account numbers or similar identifying number provided by either of the other parties hereto to identify (i) the beneficiary, (ii) the beneficiary's bank, or
                  (iii) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary's bank or an intermediary bank, designated.

11.      Termination. This Escrow Agreement shall terminate on the earlier of:
         (a) the time on which there are no funds remaining in the Escrow Account and (b) the date after the Expiration Date on which all claims made in certificates described in Section 4 hereof delivered to the Escrow Agent pursuant prior to the Expiration Date shall have been resolved. The provisions in Sections 10(f) and 10(g) will survive termination hereof.

12. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12):

         (a)      if to Brigham:

                  Brigham Exploration Company
                  6300 Bridge Point Parkway
                  Building 2, Suite 500
                  Austin, Texas 78730
                  Telephone: (512) 427-3000
                  Fax: (512) 427-3400
                  Attention: Chief Financial Officer

         (b)      Thompson & Knight
                  1700 Pacific Ave, Suite 3300
                  Dallas, TX  75201
                  Telephone: (214) 969-1422
                  Fax:  (214) 969-1751
                  Attention: Jane Rast

         (c)      if to either Investor:

                  277 Park Avenue
                  New York, New York 10172
                  Telephone: (212) 292-2610
                  Fax:  (212) 892-2689
                  Attention: Michael Isikow

         (d)      Gardere Wynne Sewell LLP
                  1000 Louisiana, Suite 3400
                  Houston, Texas 77002
                  Telephone: (713) 276-5774
                  Fax:  (713) 276-5807
                  Attention: N. L. Stevens III

         (e)      if to the Escrow Agent:

                  The Chase Manhattan Bank
                  600 Travis Street, Suite 1150
                  Houston, Texas 77002
                  Telephone: (713) 216-6467
                  Fax: (713) 216-6927
                  Attention: May Ng

13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas applicable to contracts executed and to be performed entirely within that State.

14. Amendments. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, Brigham, the Investors and the Escrow Agent or (b) by a waiver in accordance with
         Section 14 of this Agreement.

15. Waiver. Any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto or (ii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of a same term or condition, or a wavier of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

16. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall renegotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

17. Entire Agreement. This Agreement and the Securities Purchase Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among Brigham, the Investors and the Escrow Agent with respect to the subject matter hereof.

18. No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

19. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

20. Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers hereunto duly authorized.


                                      BRIGHAM EXPLORATION COMPANY



                                          --------------------------------------

                                          By:
                                             -----------------------------------
                                          Its:
                                              ----------------------------------


                                      DLJ MERCHANT BANKING PARTNERS III, LP

                                          By:  DLJ MERCHANT BANKING III, INC.
                                          Its: Managing General Partner


                                          --------------------------------------

                                          Name:
                                               ---------------------------------
                                          Title:
                                                -------------------------------

                                      DLJ OFFSHORE PARTNERS III, CV

                                          By:  DLJ MERCHANT BANKING III, INC.
                                          Its: Managing General Partner


                                          --------------------------------------

                                          Name:
                                               ---------------------------------
                                          Title:
                                                -------------------------------


                                      DLJMB FUNDING III, INC.



                                          --------------------------------------

                                          By:
                                             -----------------------------------
                                          Its:
                                              ----------------------------------


                                      DLJ ESC II LP

                                          By:  DLJ LBO PLANS MANAGEMENT
                                                 CORPORATION
                                          Its: General Partner



                                          --------------------------------------

                                          Name:
                                               ---------------------------------
                                          Title:
                                                -------------------------------


                                      THE CHASE MANHATTAN BANK



                                          --------------------------------------

                                          By:
                                             -----------------------------------
                                          Its:
                                              ----------------------------------

                                  SCHEDULE "A"


                Telephone Number(s) for Call-backs and Person(s)
                Designated to Confirm Funds Transfer Instructions


IF TO INVESTORS:


NAME                                    TELEPHONE NUMBER
----                                    ----------------

Steven A. Webster                       (713) 652-6005

IF TO BRIGHAM:

NAME                                    TELEPHONE NUMBER
----                                    ----------------

Curtis Harrell                          (512) 427-3300